Exhibit 10.12(a)


         SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT


     THIS SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT (the "Agreement") is made and entered into as of this 25th day of July, 2001 (the "Effective Date"), by and between ATLANTIC COAST AIRLINES HOLDINGS, INC., a Delaware corporation ("ACAH") and ATLANTIC COAST AIRLINES, a California corporation ("ACA") (ACAH and ACA are herein collectively referred to as the "Company") and KERRY B. SKEEN ("Skeen").

WITNESSETH THAT:

     WHEREAS, Skeen is currently employed by the Company as Chief
Executive Officer and Chairman of the Board of Directors, and in connection with such employment entered into a Severance
Agreement (last restated as of December 28, 1999) with the Company; and

     WHEREAS, the Company has restructured its agreement with United Airlines, as a result of which the nature and scope of Skeen's duties and responsibilities have changed; and

     WHEREAS, the Company wishes to assure itself of the continued services of Skeen; and

     WHEREAS, the Board of Directors of the Company has determined that the best interests of the Company would be served by entering into this amended and restated Agreement with Skeen;
and

     NOW, THEREFORE, the parties, for and in consideration of the mutual and reciprocal covenants and agreements hereinafter contained, and intending to be legally bound hereby, do contract and agree as follows:

1. Employment: Company hereby employs Skeen and Skeen hereby accepts employment by Company and agrees to perform his duties and responsibilities hereunder upon all of the terms and conditions as are hereinafter set forth.

2. Duties: Skeen shall serve in the capacities of Chief Executive Officer and Chairman of the Board of the Company and of any other entity(ies) to which the Company's obligations under this Agreement shall be assigned pursuant to Paragraph 14. Skeen shall be responsible for supervising and directing all operations of the Company for which the Company is responsible, pursuant to its agreements with United Airlines, Delta Airlines or otherwise. All other officers of the Company shall report to Skeen. Skeen shall otherwise be responsible for carrying out all duties assigned to the Chairman by the Company's Board of Directors and under ACAH's and ACA's Bylaws. The Company shall use its good faith efforts to ensure that Skeen continues to serve as a member of the Company's Board of Directors.

3. Terms of Employment: Skeen's term of employment under this Agreement shall commence on the Effective Date and shall terminate on May 31, 2005, unless further extended as hereinafter set forth. Commencing on May 31, 2002, and each successive anniversary of that date, the Agreement shall automatically be extended for an additional twelve (12) months without further action by either party unless (i) Skeen elects to retire from his positions with the Company pursuant to Paragraph 11, or (ii) either party provides the other sixty (60) days' written notice that such party does not wish to extend the term of this Agreement.

4. Extent of Service: Skeen shall devote such time and attention as is required to perform his obligations under this Agreement and will at all times faithfully and industriously, consistent with his ability, experience and talent, perform his duties hereunder.

5. Compensation: During the term of this Agreement, Company agrees to pay to Skeen, and Skeen agrees to accept from Company, in full payment for services rendered by Skeen and work to be performed by him under the terms of this Agreement, the following:

     A. SALARY. An annual base salary of Four-Hundred Thirty Five Thousand Dollars ($435,000) shall be paid to Skeen. Commencing October 1, 2001 and each October 1 thereafter, the amount of Skeen's base salary shall be increased as determined by the Compensation Committee of the Board of Directors of the Company; provided, however, that in no event shall Skeen's annual base salary be less than the previous year's annual base salary. Skeen's base salary for each year shall be payable to him in accordance with the reasonable payroll practices of the Company as from time to time in effect for executive employees (but in no event less often than monthly).

     B. MANAGEMENT INCENTIVE PLAN. Skeen shall participate in the Company's Management Incentive Program, or any successor bonus plan or program for management employees. In addition, if the Company maintains an additional executive/management bonus plan, then Skeen's bonus arrangement shall be at least consistent with the provisions of such bonus plan.

     C. EXECUTIVE BONUSES. Skeen shall be eligible for an additional annual bonus under an executive performance bonus plan currently known as Senior Management Incentive Plan ("SMIP") for so long as the Board of Directors determines to maintain such plan. Under such plan, each calendar year, Skeen shall be entitled to receive a bonus equal to specified percentage of base salary upon the attainment of certain pre-established goals.
The maximum bonus under this plan assuming all goals are met will not be less than 100% of base salary. Such goals and percentage of salary shall be determined by the Compensation Committee of the Board of Directors of the Company prior to the commencement of each plan year. The bonus amount each year shall be paid in cash, stock, options or such other form as the Compensation Committee provides, paid at the time period provided under such plan, at the same time and in the same form as paid generally to other eligible employees, except to the extent that this Agreement provides otherwise.

     D.   DEFERRED COMPENSATION.

          (i) Skeen will be entitled to deferred compensation under an unfunded and non-tax qualified arrangement ("Deferred Compensation") as described in this Paragraph 5.D., which shall supercede and control over all prior deferred compensation
arrangements.   The amounts credited as Deferred Compensation
will be recorded as a bookkeeping entry representing a general unsecured obligation of the Company and Skeen shall not have a claim to any specific assets of the Company in satisfaction of the amounts, if any, payable as Deferred Compensation. As of the Effective Date, the balance in the Deferred Compensation account recorded for Skeen shall equal $1,660,672, which is the amount of the Company's Deferred Compensation "contributions" under the Severance Agreement between the Company and Skeen, as such was amended from time to time, through the Effective Date. After the Effective Date, the Company will credit Deferred Compensation at the rate of one hundred percent (100%) of Skeen's annual base salary. Deferred Compensation will be based on Skeen's annual base salary in effect on January 1 in each year, and will be credited as of January 1 in each year. The Company may provide the Deferred Compensation through a benefit plan so long as (1) the amount credited by the Company on Skeen's behalf equals the amount set forth herein, and (2) the vesting schedule, credit for Years of Service, and terms of distribution are all at least as favorable to Skeen as set forth herein. No interest or rate of return or other appreciation or depreciation of value shall accrue or be payable on amounts credited to Skeen as Deferred Compensation pursuant to this Section 5.D. unless the Company elects otherwise.

          (ii) Vesting of Deferred Compensation will be based upon "Years of Service," with Skeen to be credited with one Year of Service for completion of each twelve (12) consecutive month period of employment with the Company beginning January 1, 1996 and ending on the Deferred Compensation Ending Date (as defined below). (That is, Skeen will be credited with Years of Service for any applicable Severance Period, as further provided in Paragraph 10.E.(iv) hereof.) Skeen will become vested in the Deferred Compensation based on the following schedule:


                                     PERCENTAGE
           YEARS OF SERVICE            VESTED
             LESS THAN 4                  0%
      AT LEAST 4 BUT LESS THAN 5         25%
      AT LEAST 5 BUT LESS THAN 6         35%
      AT LEAST 6 BUT LESS THAN 7         50%
      AT LEAST 7 BUT LESS THAN 8         65%
      AT LEAST 8 BUT LESS THAN 9         80%
              AT LEAST 9                100%

In the event of a Change in Control (as defined and determined under Paragraph 13.A. of this Agreement) of the Company, Skeen shall become immediately 100% vested in his Deferred Compensation amount notwithstanding the above vesting schedule.

          (iii) The "Deferred Compensation Ending Date" shall mean the date of Termination Date (as defined below) if Skeen's employment with the Company is terminated at any time under circumstances that do not entitle him to Severance Compensation pursuant to Paragraph 10 of this Agreement, or shall mean the last day of the Severance Period (as defined in Paragraph 10) if Skeen is entitled to Severance Compensation. During a Severance Period, Deferred Compensation shall continue to accrue and vest pursuant to the terms of 10.E.(iv) hereof. Upon the Deferred Compensation Ending Date, the Company shall pay to Skeen whatever "Deferred Compensation" amount is equal to the applicable vested percentage of the total amount then credited to his account pursuant to this Paragraph 5.D. The Company shall make this payment in cash within thirty (30) days following the Deferred Compensation Ending Date, provided that the Company shall have a right of set-off against, and may reduce the amount payable as Deferred Compensation by, any amount owed or payable by Skeen to the Company.

          (iv) TAX LIABILITY ON DEFERRED COMPENSATION. The Company shall pay to Skeen the Deferred Compensation Tax Payment on the earliest of (x) the date of ACAH's 2005 annual meeting of stockholders (or special meeting in lieu thereof), provided Skeen remains at that time actively employed by the Company pursuant to the terms hereof (other than as a consultant), (y) the date of a Change in Control (as defined and determined under Paragraph 13.A), provided Skeen remains at that time actively employed by the Company pursuant to the terms hereof, or, (z) if Skeen's employment with the Company is terminated at any time under circumstances that entitle him to Severance Compensation, the last day of the Severance Period (as defined in Paragraph 10.E.). For purposes of this Agreement, the Deferred Compensation Tax Payment shall be a payment in cash equal to the amount of any state, local and federal taxes that would be imposed on Skeen on the amount of the Company's cumulative Deferred Compensation contributions through and including such date, if he were taxed on such amounts as of such date. In addition, at the time, if any, that Skeen becomes entitled to payment of the Deferred Compensation Tax Payment, the Company shall pay Skeen a "gross up" payment on the Deferred Compensation Tax Payment, equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Skeen as a result of the Deferred Compensation Tax Payment being paid or payable to Skeen and/or as a result of the additional amounts paid or payable to Skeen pursuant to this sentence, such that after payment of such additional taxes Skeen shall have been paid on a net after-tax basis an amount equal to the Deferred Compensation Tax Payment. The payments provided for under this Paragraph 5.D.(iv) shall be made whether or not any taxes are due by Skeen on the Deferred Compensation contributions at that time and whether or not such Deferred Compensation is to be paid at that time, based on rates then in effect for state, local and federal income taxes then applicable to Skeen, and for FICA (if due) and Medicare taxes, estimated at the highest marginal rates in effect at that time. The amount of the Deferred Compensation Tax Payment and of any gross-up amounts payable under this Paragraph 5.D.(iv) shall be determined by the Company's independent auditing firm, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes is payable by Skeen.

     E. SPLIT DOLLAR LIFE INSURANCE. The Company shall advance amounts to fund payment of the premiums under a split dollar life insurance arrangement covering Skeen as provided in this Paragraph 5.E. As of the date hereof, the split dollar life insurance arrangement is provided under a policy or policies with Phoenix Home Life Mutual - (such policies and agreements related thereto, the "Split Dollar Agreement"). The Company shall continue to abide by the terms of the Split Dollar Agreement with Skeen in force on the date of this Agreement, but, subject to the foregoing, the Company may implement a substitute Split Dollar Agreement so long as the amount of premiums funded by the Company on Skeen's behalf equals the amount set forth herein.

          (i) Skeen shall be the owner of the policy under the Split Dollar Agreement and will have the right to designate his beneficiary with respect to proceeds of the policy payable upon his death; provided, however, that notwithstanding the foregoing, the Company shall have a collateral assignment of the policy as security for the repayment of the amounts paid by the Company toward the premiums for the policy.

          (ii) The Company shall pay the annual premium due on the policy in an amount equal to one hundred percent (100%) of Skeen's annual base salary in effect on January 1 in each year the Company is obligated to fund the premium as described herein. The Company shall, except as provided in Paragraph 5.E.(iii) below, each year pay, on or before the due date(s) under the terms of the policy, the entire amount of the annual premium due on the policy acquired pursuant to this Paragraph 5.E. During any Severance Period, the Company's obligation to pay the annual premium due on the split dollar insurance policy shall continue pursuant to the terms of 10.E.(v) hereof.

          (iii)     The "Split Dollar Release Date" shall mean
(a) the Termination Date (as defined below), if Skeen's employment with the Company is terminated at any time under circumstances that do not entitle him to Severance Compensation pursuant to Paragraph 10 of this Agreement, or (b) the last day of the Severance Period (as defined in Paragraph 10), if Skeen is entitled to Severance Compensation. The Company shall fund payment of the premiums as provided in the Paragraph 5.E. in each year until the "Split Dollar Release Date." Upon the Split Dollar Release Date, the following shall occur:

               (a) Skeen shall pay to the Company an amount equal to the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to his employment with the Company to the date hereof or subsequently pursuant to this Paragraph 5.E., without interest thereon. The Company may, at its option, collect such amount from any amounts it or any of its affiliates owes to Skeen. Upon receipt of such payment the Company shall release its interest in the policy, or a portion thereof, on Skeen's life acquired pursuant to the terms of the Split Dollar Agreement, or any or all of the paid up additions standing to the credit of such policy, if any, such that the released interest equals the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to this Paragraph 5.E. The Company agrees that the amount of any such release of interest by the Company shall reduce the amount of "Liabilities" (as such term is defined in the Agreement of Assignment of Life Insurance Death Benefit As Collateral entered into between Skeen and the Company in connection with the Split Dollar Agreement) owed to the Company in connection with the Split Dollar Agreement and related Collateral Assignment Agreement. Accordingly, the Company also agrees to reduce to such extent its interest as acquired by collateral assignment of the policy pursuant to the Split Dollar Agreement and related Collateral Assignment Agreement.

               (b) The Split Dollar Agreement shall continue in full force and effect and survive separate and apart from this Agreement; provided, however, that the Company shall have no further obligation to pay any premium on the policy under the Split Dollar Agreement which has a due date after the Split Dollar Release Date and such obligation shall be transferred to Skeen.

     F. DISCRETIONARY COMPENSATION. The Company may pay Skeen discretionary compensation, bonuses and benefits in addition to those provided for herein in such amounts and at such times as the Compensation Committee of the Board of Directors of the Company shall determine.

6.   Benefits:

     A. The Company shall pay for or provide Skeen such vacation time and benefits, including but not limited to, coverage under Company's major medical, accident, health, dental, disability and life insurance plans, as are made available to other executive employees of Company generally (and, to the extent provided by such policies, to Skeen's dependents).

     B. The Company agrees to promptly reimburse Skeen for any otherwise unreimbursed health or medical insurance premiums and/or uncovered medical expenses up to $25,000 per calendar year under a written medical reimbursement plan maintained for Skeen and other key executive employees. If such payments are taxable to Skeen, the Company shall pay Skeen a gross-up equal to the estimated income, FICA and Medicare taxes due with respect to such reimbursement, with federal and state income taxes being estimated at the highest marginal rates.

     C. Skeen shall be eligible to participate in any profit sharing plan, employee stock ownership plan or other qualified retirement plan adopted by Company to the same extent as other executive employees of Company. Skeen shall also be eligible to participate in any stock option, restricted stock, stock appreciation rights or stock purchase plans or programs or nonqualified deferred compensation arrangements of Company, which participation shall be at levels at least equal in value to such benefits provided by Company to other key executive employees of Company.

     D. The Company agrees to reimburse Skeen for the cost of investment and tax planning services up to $15,000 incurred during each calendar year. If such payments are taxable to Skeen, the Company shall pay Skeen a gross-up equal to the estimated income, FICA and Medicare taxes due with respect to such reimbursement, with federal and state income taxes being estimated at the highest marginal rates.

     E. Skeen shall be permitted to use the Company's aircraft (or aircraft operated by any successor in interest to the Company) from time to time for business entertainment purposes or personal use, with personal use to be subject to the following limitations: (i) Skeen's request on timing and type of aircraft should be reasonable as to not impact the operation of the airline; (ii) no more than 20 segments (i.e., 10 round trips) per calendar year, excluding ferry flights; (iii) trip length not to exceed 1,000 nautical miles.

7. Reimbursement of Expenses: The Company agrees to promptly reimburse Skeen, within fifteen (15) days after presentation of receipts and other appropriate documentation, for all reasonable, ordinary and necessary travel costs and other necessary expenses incurred by Skeen in performing his duties pursuant to this Agreement.

8.   Stock Options:

     A. Company agrees to continue in force a stock option plan or one which is substantially similar to the existing plan ("Stock Option Plan"), which has been approved by the shareholders of the Company and, on the first business day in each October commencing in October, 2001, and (subject to the provisions of Paragraph 10.A.(vii)) continuing so long as Skeen is employed by the Company to grant Skeen options under the Stock Option Plan to purchase not less than 200,000 shares of the common stock of ACAH (such number to be adjusted to reflect any stock splits after the Effective Date) at the price per share at the closing of the trading market on the last business date prior to such grant. The Company also agrees to approve the issuance of such additional shares as are necessary to enable Skeen to exercise such options. The Company will not be required to reserve shares from existing plans to cover future obligations under this paragraph, but will use reasonable efforts to obtain shareholder approval as necessary from time to time to make a sufficient number of additional shares available on a timely basis, and will provide Skeen with equivalent alternative compensation should approval not be obtained. The terms of the grant of such options granted after January 1, 2000 shall provide that (a) Skeen's right to exercise such options shall vest and become exercisable over the four-year period beginning on the date of each grant at the rate of one-fourth per year (i.e., one-fourth shall vest and become exercisable on the first anniversary of the grant) so long as Skeen is employed by the Company or consulting with the Company pursuant to the terms of Paragraph 12, (b) Skeen's right to exercise such options to purchase the entire number of shares covered thereby, shall become immediately 100% vested in the event there is a Change in Control (as defined and determined under Paragraph 13.A.) or in the event Company shall otherwise become obligated to provide Skeen with Severance Compensation as provided in Paragraph 10.E. herein, (c) such options shall be exercisable for ten (10) years after the date of the grant so long as Skeen is employed by the Company and (d) Skeen shall have the right to exercise such vested options within ninety (90) days following any termination of Skeen's employment except that in the case of termination of employment for which Skeen is entitled to "Severance Compensation" as provided herein, in which case the terms of Paragraph 10.E.(iii) shall apply. Notwithstanding the above, the terms of the grant of such options shall be no less favorable to Skeen than the terms of options granted as of the time of the grant to other senior executive officers.

     B. In addition to the foregoing, if the Company in the exercise of its discretion, shall grant Skeen any additional stock options, such options shall contain terms and conditions which are at least as favorable to Skeen as those set forth in this Paragraph 8. All outstanding options previously issued to Skeen prior to the Effective Date of this Amended and Restated Severance Agreement shall also be subject to the foregoing terms, except that vesting periods shall be as stated in the existing option agreements, and except that no such terms shall be applicable to options intended to qualify as Incentive Stock Options if and to the extent such terms would be deemed to result in a "material modification" of such options (for example, Skeen will not be entitled to more than 90 days to exercise such options following any termination of employment other than on account of death or disability, in which case he will be entitled to one year to exercise such options).

     C. The Company has granted to Skeen options, under the Stock Option Plan and pursuant to a Company Stock Option Agreement, to purchase 100,000 shares (prior to adjustment for subsequent stock splits) of the common stock of ACAH, effective as of July 21, 1999 at the price per share at the closing of the trading market on July 20, 1999. Skeen acknowledges that said grant is in lieu of grants that were to be made to him effective January 1, 2000 pursuant to the terms of this Agreement as existed prior to the execution of Amendment Number One.

9. Deductions: Deductions shall be made from any component of Skeen's compensation provided pursuant to this Agreement or otherwise for social security, Medicare, federal, state and local withholding taxes, and any other such taxes as may from time to time be required by any governmental authority.

10. Termination: Skeen's employment with the Company shall be terminated only in accordance with the following provisions:

     A.   DISABILITY.

          (i) In the event Skeen shall become mentally or physically disabled so as to have been unable to perform his duties hereunder for twelve (12) consecutive months, subject to Skeen's right to return to work as provided below, Company shall have the right to terminate Skeen's employment with Company upon the expiration of such twelve (12) month period; provided, however, that upon any such termination Company shall be obligated to provide Skeen with Severance Compensation as provided in Paragraph 10.E. herein. Such twelve-month period shall be deemed to have commenced on the date when Skeen is first unable to perform his duties on a substantially full-time basis because of mental or physical disability and shall end on the date on which Skeen shall return to the substantial full-time performance of his duties. If at the expiration of such twelve
(12) month period, the Company shall desire to terminate Skeen on the basis of disability, it shall give written notice to him. Skeen's employment shall thereafter be terminated if he does not return to substantial full-time performance of his duties within ten (10) calendar days after such notice is given.

          (ii) Nothing contained herein shall be construed to affect Skeen's rights under any disability insurance or similar policy, whether maintained by the Company, Skeen or another party. The Company may utilize a disability policy to fund, in whole or in part, the compensation that would be due to Skeen during the term of or in the event of a disability, in which case the proceeds of the policy would not be in addition to any compensation otherwise payable to Skeen.

          (iii) For purposes of this Agreement, Skeen shall be deemed to be disabled when he shall have been absent from his duties because of sickness, illness, injury or other physical or mental infirmity on a substantially full-time basis. In the event of a dispute as to whether Skeen is disabled, the issue of the determination of disability shall be submitted to a Board of Arbiters for a binding decision under the procedures set forth in Paragraph 10.A.(v) below.

          (iv) At the end of any disability (other than a disability that results in the termination of Skeen's employment with the Company), Skeen shall return to work and this Agreement shall continue as though such disability had not occurred.

          (v) If there is a dispute as to whether Skeen is subject to any disability, the issue shall be submitted to a Board of Arbiters (whose decision shall be binding on the Company and Skeen) consisting of three persons: one physician who specializes in the physical or mental disability in dispute (hereinafter referred to as a "Specialist") shall be appointed on behalf of Company by the Board of Directors of Company (with Skeen having no vote on this question); a second Specialist shall be appointed by Skeen and a third Specialist shall be appointed by the two Specialists so appointed. The decision of a majority of such Specialists shall be binding upon the parties hereto. If a majority of the Specialists determines that Skeen is not subject to any disability for purposes of this Agreement, Skeen shall return to work under the provisions hereof. Such Specialists may physically examine Skeen, who hereby consents to such examination and to make available any pertinent medical records. The cost of such Specialists shall be paid by Company.

          (vi) If it is determined that Skeen can return to work hereunder on a part-time basis, the parties agree to use good faith efforts to negotiate the terms of Skeen's return to work.

          (vii) During any period in which Skeen is disabled but his employment shall not have been terminated, Skeen shall continue to receive his base salary and any applicable bonus, and shall continue to receive all benefits as an employee and as provided herein generally. Any options previously granted shall continue to vest, but no new options shall be issued to Skeen.

          (viii) During any period in which Skeen is disabled but his employment shall not have been terminated, Skeen shall continue to be credited with Years of Service for purposes of vesting of Deferred Compensation as set forth in Paragraph 5.D.

     B.   DEATH.

          (i) Skeen's employment with Company shall terminate immediately upon Skeen's death; provided, however, that Company shall be obligated to provide the Severance Compensation as specified in Paragraph 10.E. herein to Skeen's estate, heirs or beneficiaries.

          (ii) Nothing contained herein shall be construed to affect Skeen's rights under any life insurance or similar policy, whether maintained by Company, Skeen or another party. The Company may utilize a life insurance policy to fund, in whole or in part, the Severance Compensation that would be payable in the event of Skeen's death, in which case the proceeds of any such policy other than the Split Dollar Agreement would not be in addition to any Severance Compensation otherwise payable under this Paragraph 10.B.

     C.   TERMINATION BY SKEEN.

          (i) WITHOUT GOOD REASON. Skeen may, without "Good Reason" (as hereinafter defined), terminate his employment by giving to Company sixty (60) days' written notice by Certified Mail, Return Receipt Requested, at the office of Company, and such termination shall be effective on the sixtieth (60th) day following the date of such notice (the "Termination Date"). In such event, Skeen (i) shall continue to render his services up to the Termination Date if so requested by Company and (ii) shall be paid his regular base salary and shall receive all benefits up to the Termination Date. Skeen will be entitled to payment of any bonus due but not yet paid for prior bonus periods, and for a pro-rata bonus amount for the bonus period in which the termination occurs pursuant to this Paragraph 10.C.(i) but will not be entitled to Severance Compensation or to any other compensation, bonus or fringe benefits accrued after the Termination Date. The bonus payable to Skeen will be paid at the same time it would have been paid had Skeen's employment not been terminated, will be based on the achievement of targets for the entire bonus period without regard to interim results as of the termination date, and will be paid pro-rata based on the number of full months Skeen was employed within the bonus period divided by the total number of months in the bonus period.

          (ii) WITH GOOD REASON. Skeen may terminate his employment with Company immediately for Good Reason. In the event Skeen's employment with Company is terminated by Skeen for Good Reason, Company shall be obligated to provide Skeen with Severance Compensation as provided in Paragraph 10.E. herein. "Good Reason" shall mean any of the following (without Skeen's express prior written consent):

               (a) The assignment to Skeen by Company of duties inconsistent with Skeen's positions, duties, responsibility and status with Company, or any removal of Skeen from or any failure to re-elect Skeen to his positions, including his position as a member of the Company's Board of Directors (except in connection with the termination of his employment for disability, death or for cause as provided herein), unless cured within fifteen (15) days of Skeen giving written notice thereof to the Company.

               (b) Any material adverse change in any benefit plan or arrangement in which Skeen is participating and which is not applicable generally to other key executive employees of Company who participate in such plan or arrangement), unless cured within fifteen (15) days of Skeen giving written notice thereof to the Company.

               (c) Skeen's relocation outside of the Washington D.C./ Northern Virginia region without his consent, except for required travel by Skeen on Company business; provided, however, that if the Board of Directors of Company determines to relocate Company's principal executive offices, Company shall pay all of Skeen's reasonable moving and other relocation expenses, the Board of Directors shall make such adjustments in Skeen's salary as it reasonably deem necessary to reflect the increased costs of living in the new location, and Skeen shall be obligated to perform his services generally at such new location and such relocation shall not constitute "Good Reason" hereunder.

               (d)  Any material breach by Company of any
provisions of this Agreement which is not cured by Company within fifteen (15) days of Skeen giving written notice thereof to the Company.

               (e) Except in the case of disability or death, any purported termination of Skeen's employment by the Company which is not effected pursuant to sixty (60) days' prior written notice of termination.

               (f) Any termination by Skeen of his employment with the Company which is effected as a result of, in connection with or within two years following a "Change in Control" as defined and determined under Paragraph 13.A. of this Agreement; provided that any amounts due as Severance Compensation shall be reduced as provided in Paragraph 13.D. The two year period will be deemed to mean any notice given within two years following a Change in Control where an actual termination occurs within sixty days following said notice.

     D.   TERMINATION BY COMPANY.

          (i) WITHOUT CAUSE. Company may, without cause, terminate Skeen's employment under this Agreement at any time by giving Skeen sixty (60) days' written notice thereof, and such termination shall be effective on the sixtieth (60th) day following the date such notice is given (said 60th day, the "Termination Date"). In the event Skeen's employment with Company is terminated without cause, Company shall be obligated to provide Skeen with Severance Compensation as provided in Paragraph 10.E. herein. At the option of Company, Skeen's employment shall be immediately terminated upon the Company giving such notice, in which case Skeen shall continue to receive his full base salary and related fringe benefits through the Termination Date. Notwithstanding any provision of this Agreement to the contrary, any termination of Skeen's employment by the Company, for any reason or no reason, within two years following a "Change in Control," as defined and determined under Paragraph 13.A. of this Agreement, shall automatically be deemed to be a termination without cause; provided that any amounts due as Severance Compensation shall be reduced as provided in Paragraph 13.D.

          (ii) FOR CAUSE. Company may terminate Skeen's employment under this Agreement immediately for "cause." In such event, Skeen will be entitled to payment of a pro-rata bonus amount to the date of termination of employment, but will not be entitled to Severance Compensation or to any other compensation, bonus or fringe benefits accrued after the date of termination of employment. The bonus amount payable to Skeen will be calculated in the same fashion as in the case of termination by Skeen without good reason, as set forth in Paragraph 10.C.(i) above. Cause shall be defined as any of the following: (i) willful unauthorized misconduct in the material performance of Skeen's duties hereunder, (ii) commission of an act of theft, fraud or dishonesty by Skeen, which act is materially harmful to Company,
(iii) material breach of any provision of this Agreement if such breach has not been cured by Skeen (or if Skeen has not compensated the Company for such breach by payment of an amount deemed reasonable by the Company if the breach cannot be cured) within fifteen (15) days after the Company gives Skeen written notice of such breach. Any termination under this Paragraph 10.D.(ii) shall take effect immediately upon the Company giving Skeen written notice thereof.

     E. SEVERANCE COMPENSATION. "Severance Compensation" is defined as all of the compensation and benefits described in this Paragraph 10.E. It will be provided to Skeen upon the occurrence of any of the events described elsewhere in this Agreement as providing for Skeen's receipt of Severance Compensation, but not in any other circumstances except to the extent that individual components of Severance Compensation may be separately provided pursuant to the terms of this Agreement. "Termination Date" is defined as the last day of Skeen's employment with the Company. "Severance Period" is defined as the period beginning on the day following the Termination Date and ending on the day which is three years following the Termination Date. Benefits extending to Skeen's spouse shall refer to Skeen's spouse as of the date such benefits are extended or, after Skeen's death, to Skeen's spouse as of the date of his death. The compensation and benefits to be provided as Severance Compensation are as follows:

          (i) SEVERANCE PAY. Throughout the Severance Period, Skeen will receive severance pay at the rate of 100% of his annual base salary in effect at the time of his termination, to be paid on the Company's regular payroll payment dates at the same time and in the same fashion as the Company's regular payroll payments.

          (ii) BONUS. For all bonus plans in which Skeen is participating as of the Termination Date, the Company shall pay to Skeen a lump sum bonus payout. This payout shall consist of a payment in the amount calculated by the formula [(x + y) * z] where (x) is Skeen's base pay earned in the year from January 1 to the Termination Date, (y) is the amount which is three times Skeen's annual base salary in effect at the time of Termination, and (z) is the percentage which under each plan is the maximum percentage of base pay that Skeen was eligible to earn during the year in which the Termination Date occurred assuming all targets were met in full, whether or not said targets actually were met. The payments provided for under this Paragraph 10.E.(ii) will be paid in cash or in such other form as bonus amounts generally are paid to eligible employees, or in a combination thereof, as determined by the Committee, within thirty days following the Termination Date and shall be considered to be full compensation for all amounts due to Skeen for bonus plans in which he was participating as of the Termination Date, and he shall not be entitled to any further payments under any of said plans during the Severance Period or thereafter. Notwithstanding the above, any bonus due to Skeen for years (or other applicable bonus period) completed prior to the Termination Date but not yet paid shall be paid in addition to the bonus described herein.

          (iii) STOCK OPTIONS. All options to purchase shares of ACAH stock that have been granted to Skeen shall become 100% vested as of the Termination Date. All options that would have been granted to Skeen in the future pursuant to Paragraph 8.A. hereof shall not be granted if the date on which they would have been granted occurs after the Termination Date, even though said date may occur during the Severance Period. Skeen (or, in the case of death, his estate or his beneficiaries) shall have the right to exercise such vested options until the earlier of the original expiration date of said option, or a date determined as follows: (a) for options not intended to qualify as Incentive Stock Options, Skeen shall have the right to exercise vested options any time prior to the end of the Severance Period;
(b) for options granted after the date of this Agreement that are intended to qualify as Incentive Stock Options, Skeen shall have the right to exercise vested options any time prior to the end of the Severance Period, provided that Skeen shall not be entitled to Incentive Stock Option treatment with respect to such options unless Skeen exercises them within three months following termination of his employment on account of reasons other than his death or disability or unless Skeen (or his estate or his beneficiaries) exercises them within one year following any termination on account of death or disability; (c) for options intended to qualify as Incentive Stock Options where termination is caused by his death or disability, Skeen (or his estate or his beneficiaries) shall have the right to exercise within one year following termination of his employment.

          (iv) DEFERRED COMPENSATION. The Deferred Compensation program will continue throughout the Severance Period, including Skeen's accumulation of Years of Service for vesting purposes, and (subject to Paragraph 13.B.(iv) and 13.D.) including the Company's continuation of contributions. At the end of the Severance Period, the Company shall pay Skeen an amount equal to his vested interest under the Deferred Compensation as provided in Section 5.D(iii). Alternatively, the Company may elect to pay such amounts to Skeen as would be payable during the Severance Period by the Company under the Deferred Compensation program in a single lump sum payment within fifteen (15) days after the Termination Date. Notwithstanding the foregoing, the Company shall have a right of set-off against, and may reduce the amount payable as Deferred Compensation by, any amount owed or payable by Skeen to the Company.

          (v) INSURANCE PROGRAMS. The Split Dollar Agreement shall continue in full force and effect through the Severance Period and shall survive separate and apart from this Agreement, and the Company's obligation to pay all premiums pursuant to this Agreement shall continue in accordance with the terms of this Agreement for the Severance Period (subject to Paragraph 13.B.(v) and 13.D.). At the end of the Severance Period, Skeen shall pay to the Company an amount equal to the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to Paragraph 5.E., without interest thereon, and upon receipt of such payment the Company shall release its interest in the policy, or a portion thereof, on Skeen's life acquired pursuant to the terms of the Split Dollar Agreement, or any or all of the paid up additions standing to the credit of such policy, if any, such that such released interest equals the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to Paragraph 5.E. Alternatively, if the Company elects to pay the Deferred Compensation to Skeen within fifteen (15) days after the Termination Date pursuant to Paragraph 10.E.(iv) above, the Company at the time of such payment may demand payment from Skeen of an amount equal to the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to Paragraph 5.E., without interest thereon, and upon receipt of such payment release its interest in the policy, or portion thereof, acquired pursuant to the terms of the Split Dollar Agreement, and any or all of the paid up additions standing to the credit of such policy, if any, and thereafter the Company shall be under no obligation to pay any further premiums under the Split Dollar Agreement. Coverage under the Company's major medical, accident, health, dental, and life insurance plans as from time to time provided to other executive employees of the Company (and, to the extent provided by such policies, to Skeen's dependents) shall continue to be paid for by the Company for the remainder of Skeen's and his spouse's life. Provided, however, if such coverage cannot be continued during the foregoing time period under the terms of such policies or plans, the Company shall reimburse Skeen for the cost of comparable coverage under individually obtained policies or for COBRA coverage, or shall make other arrangements to assure that Skeen has comparable coverage.

          (vi) DISABILITY INSURANCE. The Company will prepay, to the time of Skeen's reaching age 65, the premiums due on any disability insurance policy as was provided to Skeen as of the time of Termination. In the event that the Company discontinued or reduced the amount of coverage of any disability insurance within one year preceding the Termination, the Company shall at the time of the Termination re-establish disability insurance to the amount previously provided and with equivalent coverage, and shall prepay future premiums as provided herein.

          (vii) VACATION. Vacation shall not continue to accrue after the Termination Date under any circumstances.

          (viii) EXECUTIVE MEDICAL REIMBURSEMENT PLAN AND INVESTMENT AND TAX PLANNING. Throughout the Severance Period, the Company will continue to promptly reimburse Skeen for any otherwise unreimbursed health and medical insurance premiums and/or uncovered medical expenses up to $25,000 per calendar year under a written medical reimbursement plan maintained for the Company's key executive employees, and for the $15,000 per year investment and tax planning service expenses, incurred during each calendar year, including the tax gross-up, if applicable.

          (ix) TRAVEL BENEFITS. Skeen and his wife shall be provided with free travel on the Company's aircraft or on the aircraft of any successor in interest to the Company on a positive space basis. The above travel will be first class on aircraft offering more than one class of service. These travel benefits will be provided for the longer of the Severance Period or the remainder of Skeen's life. Skeen shall not be entitled to travel benefits on any other airline.

          (x) DEDUCTIONS FOR TAXES. Subject to Paragraph 13.C., any compensation due to Skeen hereunder will be subject to deductions for social security, federal and state withholding taxes, and any other such taxes as may from time to time be required by governmental authority.

          (xi) COMPANY AIRCRAFT. The limited use of Company aircraft (or aircraft operated by any successor in interest to the Company) as provided herein shall continue throughout the Severance Period and shall continue thereafter until such time as Skeen has reached age 75. Skeen may elect to receive a lump sum cash payment equal to the present value of said benefit.

          (xii)     TAX LIABILITY ON DEFERRED COMPENSATION.   The
Company shall pay to Skeen the amounts provided for under Paragraph 5.D.(iv).

11. Retirement: If Skeen remains actively employed by the Company pursuant to the terms hereof (other than as a consultant) on the Retirement Eligibility Date, then Skeen may terminate his employment other than pursuant to Paragraph 10 hereof by electing to retire from his positions with the Company, in which case he shall receive certain benefits from the Company and may remain with the Company in certain capacities, as provided in this Paragraph 11. If Skeen remains actively employed by the Company pursuant to the terms hereof (other than as a consultant) on the Retirement Eligibility Date, and if Skeen's employment terminates on or after the Retirement Eligibility Date due to death or disability, or if after that date the Company terminates Skeen's employment for any reason other than for "cause" (as defined in Paragraph 10.D.(ii)), then in addition to any Severance Compensation to which he may be entitled, he shall thereafter receive certain benefits from the Company as provided in this Paragraph 11.C and 12.G. For purposes of this Paragraph 11, the "Retirement Eligibility Date" shall mean the earlier of the date of ACAH's 2005 annual meeting of stockholders (or special meeting in lieu thereof) or June 1, 2005.

     A. Skeen shall provide the Board of Directors with written notice to the Company of his intention to retire pursuant to the terms hereof. Said notice shall be provided at least three months prior to the intended date of retirement unless otherwise agreed. The retirement date ("Retirement Date") will be a date selected by Skeen, but may be no earlier than the Retirement Eligibility Date. If Skeen has not previously retired, his Retirement Date will be the earlier of June 1 or the date of the annual meeting of stockholders (or special meeting in lieu thereof) first occurring after Skeen reaches age 70.

     B. On the Retirement Date, Skeen shall resign from all of his positions as an officer and an employee of the ACAH and from each of its subsidiaries, and from any other position he holds at the request of, or in connection with, his employment with the Company. Skeen shall tender his resignation from the Board of Directors of ACAH and of each of its subsidiaries, unless requested otherwise by the Board of Directors. From and after the Retirement Date, Skeen may serve as a Consultant as provided in Paragraph 12 and in such other capacities as agreed from time to time.

     C. Following retirement from the Company as provided in this Paragraph 11, Skeen shall receive the benefits set forth in this Subparagraph C in lieu of any commitments, salary, severance payments or other benefits provided for in Paragraphs 1 through 8 of this Agreement. These benefits shall commence as of the Retirement Date (except for retirement pay which commences after the Retirement Date as provided below) and shall continue until the earlier of the date of Skeen's death or the date indicated below, except that benefits expressly identified as extending to Skeen's spouse's life shall end on her death. Benefits extending to Skeen's spouse shall refer to Skeen's spouse as of the date such benefits are extended or, after Skeen's death, to Skeen's spouse as of the date of his death. Benefits to be provided pursuant to this Subparagraph C are as follows:

          (i) Following the Retirement Date, Skeen shall be paid retirement pay as provided in this Paragraph 11.C.(1).
Retirement pay will be paid on the Company's regular payroll payment dates at the same time and in the same fashion as the Company's regular payroll payments until the date indicated below. Upon Skeen's death, retirement pay will be paid to Skeen's estate or as Skeen may otherwise designate in a written beneficiary designation furnished to the Company prior to his death. Retirement pay will be in an amount, based on a percentage of Skeen's annual base salary at the highest rate in effect during the 12 months preceding the Retirement Date and for the periods, as indicated below:

                                         Percentage
                                         of annual
            Period                      base salary
Beginning on the Retirement                  0%
  Date through the date which is
  the fifth anniversary of the
  Retirement Date
Beginning one day after the                 75%
  fifth anniversary of the
  Retirement Date and ending on
  the date which is the tenth
  anniversary of the Retirement
  Date
Beginning one day after the                 50%
  tenth anniversary of the
  Retirement Date through the
  later of (a) the date which is
  the fifteenth (15th)
  anniversary of the Retirement
  Date, and (b) the date of
  Skeen's 76th birthday
Beginning on the date which is              0%
  the later of 15 years following
  the Retirement Date or the date
  of Skeen's 76th birthday

          (ii) Skeen shall be provided with coverage under the Company's major medical, accident, health, dental, disability and life insurance plans as from time to time provided to other executive employees of the Company generally (and, to the extent provided by such policies, to Skeen's dependents), which coverage shall continue to be paid for by the Company for the remainder of Skeen's and his spouse's life. Provided, however, if such coverage cannot be continued until Skeen's and his spouse's death, as the case may be, under the terms of such policies or plans, the Company shall reimburse Skeen for the cost of comparable coverage under individually obtained policies or for COBRA coverage, or shall make other arrangements to assure that Skeen has comparable coverage.

          (iii) Skeen shall be provided with reimbursement for unreimbursed medical costs, as provided in Paragraph 6.B hereof, for the period ending on the later of the date which is 15 years following the Retirement Date, or the date of Skeen's 76th birthday.

          (iv) Skeen and his wife shall be provided with travel benefits, as provided in Paragraph 10.E.(ix) hereof, for the remainder of Skeen's life and his spouse's life.

          (v) Skeen shall be permitted to use the Company's aircraft (or aircraft operated by any successor in interest to the Company) from time to time, as provided in Paragraph 6.E. hereof, for the period ending on the later of the date which is 15 years following the Retirement Date, or the date of Skeen's 76th birthday.

          (vi) The Company will provide an automobile for Skeen's use for the period ending on the later of the date which is 15 years following the Retirement Date, or the date of Skeen's 76th birthday. The type of vehicle, and the frequency of replacement, will be as per the last vehicle provided to Skeen prior to the Retirement Date.

          (vii) The Company will provide Skeen with an office and secretary at a location convenient to his primary residence.
Costs shall be estimated in advance on an annual basis, and shall be reasonable.

12. Consulting: If Skeen retires from the Company pursuant to Paragraph 11 above, Skeen may elect to continue to serve the Company as a consultant for up to five years following the Retirement Date, on the terms and conditions set forth in this Paragraph 12. The consulting arrangements provided under this Paragraph 12 shall not be available following termination of Skeen's employment under any circumstances other than retirement pursuant to Paragraph 11.

     A. Skeen may serve as a consultant under this Paragraph for a term (the "Consulting Term") beginning on the Retirement Date and ending on the date which is the fifth anniversary of the Retirement Date, but ending in any case not later than the date that Skeen reaches age 75. If Skeen for any reason does not serve as a consultant during any portion of the Consulting Term, the expiration of the Consulting Term will not be extended.

     B. Skeen will serve as an advisor to the executive officers of the Company under the direction and supervision of the Chief Executive Officer, and as such will provide expertise and guidance regarding issues under consideration by the Chief Executive Officer. Skeen may work on special projects and other matters of a strategic nature as designated by that individual and agreed by Skeen, consistent with his expertise and with his
prior role as Chief Executive Officer.   If requested by the
Company, during the Consulting Term Skeen will also serve as a director of ACAH or any of the Company's subsidiaries (without compensation other than as provided herein) and/or, subject to the foregoing restriction on Skeen's duties and responsibilities, as a part-time employee of ACAH or any of its subsidiaries.
Skeen will tender his resignation from any such positions at the end of the Consulting Term and at any time during the Consulting Term that he elects not to serve as a consultant to the Company.

     C. Skeen shall hold himself available to perform consulting services for up to twenty hours during any calendar month, which service shall be scheduled at mutually convenient times. If consented to by the Company, Skeen may provide more than twenty hours of consulting services during any one month, in which case he shall not be required to provide such services in a subsequent month without being deemed to have ceased providing consulting services.

     D. Skeen may elect to cease serving as a consultant at any time. Should Skeen elect not to serve as a consultant at any time during the Consulting Term, he may later, but within the Consulting Term, notify the Company of his availability to provide consulting services hereunder for the remainder of the five year period. In such case, Skeen's service as a consultant under this Paragraph 12 shall recommence thirty days following the date of the Company's receipt of such notice, unless otherwise agreed, and shall continue through the remainder of the Consulting Term.

     E. Skeen will be free to pursue any other business interests during the Consulting Term. However, Skeen shall not at any time while providing consulting services during the Consulting Term, without prior notice to and consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (i) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or, during the then most recent 12 month period, was employed by, or had served as an agent of, the Company or any of its subsidiaries; or (ii) engage in or contract with others to engage in any business, enterprise, line of work, consulting contract, joint venture or other arrangement which conducts a business or businesses substantially similar to or in competition with the business conducted by Company in any area in which Company or any of its affiliates or subsidiaries provides or plans to provide air transportation to the public; (iii) solicit business from the Company or any airline with which the Company has a code share or similar agreement or arrangement.

     F. During such time during the Consulting Term as Skeen serves as a consultant to the Company pursuant to the terms of this Paragraph 12, Skeen shall receive (in addition to any retirement benefits provided to Skeen during such time pursuant to Paragraph 11 of this Agreement) the following compensation and other benefits:

               (i) Consulting fees at the rate of 90% of Skeen's annual base salary at the highest rate in effect during the 12 months preceding the Retirement Date, to be paid on the Company's regular payroll payment dates at the same time and in the same fashion as the Company's regular payroll payments.

               (ii) Continuation of reimbursement for investment and tax planning services, including tax gross-up, as provided in Paragraph 6.D. hereof.

               (iii) In the event that stock options and/or restricted stock granted to Skeen prior to the Retirement Date do not otherwise continue to vest and remain exercisable pursuant to their original terms on account of Skeen's service as an employee and/or director of ACAH or one of its subsidiaries during the Consulting Term, then the Company shall take appropriate steps so that for so long as Skeen is providing or holding himself available to provide consulting services during the Consulting Term, all such options and all shares of restricted stock shall continue to remain outstanding (but not beyond their original maximum term) and shall continue to vest according to the schedule set forth under their terms as in effect immediately prior to the Retirement Date, as if Skeen continued to remain an employee and/or director of ACAH and its subsidiaries, except that any such options that qualify for treatment as Incentive Stock Options shall cease to so qualify to the extent provided under the Code (but shall not otherwise be affected). In the event that Skeen shall cease to provide consulting services during the Consulting Term (including on or following a Change in Control) and the Company shall not otherwise elect to permit Skeen to continue to serve as an employee and/or director, then such event shall be treated as a termination without good reason for purposes of vesting and expiration of any options and vesting of shares of restricted stock then held by Skeen, notwithstanding any subsequent election by Skeen to provide consulting services during the Consulting Term. In the event of Skeen's death while serving as a consultant hereunder, all options and grants of restricted stock shall become 100% vested as of the date of Skeen's death.

     G. In the event that Skeen becomes disabled while serving as a consultant during the Consulting Term, then during the period of disability (but not after the expiration of the Consulting Term) he shall be relieved of his obligation to perform consulting services but shall continue to receive all compensation and benefits provided in consideration of consulting services under this Paragraph 12. Disability shall be determined as provided in Paragraph 10.A. In the event that Skeen dies while serving as a consultant during the Consulting Term, or dies prior to the termination of his employment but after the Retirement Eligibility Date, he will be entitled to payment of the consulting fees provided in Paragraph 12.F.(i) for the balance of the Consulting Term, and all unvested stock options and restricted stock held by him shall become 1005 vested in the same fashion as provided herein in the case of death during the term of his employment prior to retirement.

13.  Effect of a Change in Control:

     A. DEFINITION OF "CHANGE IN CONTROL." For purposes of this Agreement, a "Change in Control" shall be deemed to occur on the earliest of (a) an acquisition (other than directly from Company) of any securities of Company entitled to vote for the election of Directors (the "Voting Securities") by any "person or group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than an employee benefit plan of Company, immediately after which such person has "Beneficial Ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of more than thirty percent (30%) of the combined voting power of Company's then outstanding Voting Securities; (b) announcement by any "person or group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of its acceptance for payment of securities tendered pursuant to a tender offer or exchange offer initiated by such person owning or representing securities constituting more than twenty percent (20%) of the combined voting power of Company's then outstanding Voting Securities; (c) the satisfaction or waiver of all conditions (including without limitation any required approval by the Company's stockholders and any required regulatory approvals) to (1) a merger, consolidation or reorganization involving Company or a transfer of substantially all of the assets of Company (other than to an entity or entities owned by Company), unless the company resulting from such merger, consolidation or reorganization or the company to which such assets are transferred (the "Surviving Corporation") shall adopt or assume this Agreement and the stockholders of Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least eighty percent (80%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (2) a complete liquidation or dissolution of Company; or (d) persons who on the date of this Agreement are directors of Company, together with people nominated by a majority of them or by persons who were nominated by them, cease for any reason to constitute a majority of Company's Board of Directors.

     B. COMPENSATION UPON A CHANGE IN CONTROL. Upon a Change in Control, whether or not Skeen's employment has terminated as a result of or in connection with the Change in Control, Skeen shall receive all of the following compensation, paid at the time of the Change in Control:

          (i) SALARY. A payment in the amount of 300% of Skeen's annual base salary in effect at the time of the Change in Control.

          (ii) BONUS. For all bonus plans in which Skeen is participating as of a Change in Control, the Company shall pay to Skeen a lump sum bonus payout. This payout shall consist of a payment in the amount calculated by the formula [(x + y) * z] where (x) is Skeen's base pay earned in the year from January 1 to the date of the Change in Control, (y) is the amount which is three times Skeen's annual base salary in effect at the time of the Change in Control, and (z) is the percentage which under each plan is the maximum percentage of base pay that Skeen was eligible to earn during the year in which the Change in Control occurred assuming all targets were met in full, whether or not said targets actually were met. The payments provided for under this Paragraph 13.B.(ii) will be paid in cash or in such other form as bonus amounts generally are paid to eligible employees, or in a combination thereof, as determined by the Committee, within thirty days following the Termination Date and shall be considered to be full compensation for all amounts due to Skeen for bonus plans in which he was participating as of the Change in Control, and he shall not be entitled to any further payments under any of said plans during the year of participation. Notwithstanding the above, any bonus due to Skeen for years (or other applicable bonus period) completed prior to the Date in which the Change of Control occurs but not yet paid shall be paid in addition to the bonus described herein.

          (iii) DISABILITY INSURANCE. The Company will prepay, to the time of Skeen's reaching age 65, the premiums due on any disability insurance policy as was provided to Skeen as of the time of Change in Control. In the event that the Company discontinued or reduced the amount of coverage of any disability insurance within one year preceding a Change in Control, the Company shall at the time of the Change in Control re-establish disability insurance to the amount previously provided and with equivalent coverage, and shall prepay future premiums as provided herein.

          (iv) DEFERRED COMPENSATION. The Company will credit three years of Deferred Compensation, without interest, by crediting an amount equal to 300% of Skeen's annual base salary in effect as of the date of the Change in Control.

          (v) SPLIT DOLLAR INSURANCE. The Company will prepay three years' premium on the split dollar insurance provided under Paragraph 5.E. by paying over to the insurance company which is the carrier under the Split Dollar Agreement premiums in an amount equal to 300% of Skeen's annual base salary in effect as of the date of the Change in Control.

          (vi) OTHER BENEFITS UPON A CHANGE IN CONTROL. Skeen shall receive all of the other benefits separately provided herein or in other agreements as occurring upon a Change in Control. These include vesting of unvested stock options, vesting of Deferred Compensation, and the Deferred Compensation Tax Payment. In the event a Change in Control occurs, Skeen shall be entitled to the insurance benefits provided upon Change in Control per Paragraph 10.E.(v) and (vi), the travel benefits provided upon Change in Control per Paragraph 10.E.(ix), and the use of Company aircraft provided upon termination of employment per Paragraph 10.E(xi). These benefits will apply at the time of termination of Skeen's employment, even if Skeen's employment is subsequently terminated in a fashion that does not give rise to Severance Compensation.

     C. TAX GROSS-UP. If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Skeen under any other agreement in connection with a Change in Control, any state, local or federal taxing authority imposes any taxes on Skeen that would not be imposed on such payments but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Internal Revenue Code of 1986 (the "Code") and any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, the Company (including any successor to the Company) shall pay to Skeen at the time any such payments are made under or pursuant to this or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Skeen (the amount of any such payment, the "Parachute Tax Reimbursement"). In addition, the Company (including any successor to the Company) shall "gross up" such Parachute Tax Reimbursement by paying to Skeen at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Skeen as a result of the Parachute Tax Reimbursement being paid or payable to Skeen and/or as a result of the additional amounts paid or payable to Skeen pursuant to this sentence, such that after payment of such additional taxes Skeen shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement. The amount of any Parachute Tax Reimbursement and of any such gross-up amounts shall be determined by the Company's independent auditing firm, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes is payable by Skeen.

     D. EMPLOYMENT OR TERMINATION FOLLOWING A CHANGE IN CONTROL. Provided that he remains employed and the parties have not otherwise agreed to amend this Agreement, following a Change in Control Skeen's employment shall continue on the terms set forth in this Agreement and Skeen shall remain subject to this Agreement, and be entitled to receive the compensation, payments and benefits provided for in this Agreement. In the event that Skeen's employment terminates upon or within two years following the Change in Control, such that Skeen would be entitled to Severance Compensation, then (i) any amounts due as Severance Compensation under 10.E.(i) and 10.E.(ii) herein shall be reduced by any amounts paid under Paragraph 13.B.(i) and 13.B.(ii) at the time of Change in Control, and any amounts due as Severance Compensation under Paragraph 10.E.(iv) and 10.E.(v) shall be reduced by any amounts paid under Paragraph 13.B.(iv) and 13.B.(v) (but in no event shall Skeen or the Deferred Compensation arrangement be required to refund, repay or forego the benefit of amounts paid, contributed, allocated or accrued pursuant to Paragraph 13.B.(i), 13.B.(ii), 13.B.(iv) or 13.B.(v)), and (ii) Skeen will be entitled to all other payments and benefits provided for herein with respect to such termination
of employment.    In the event that Skeen's employment terminates
more than two years following the Change in Control, Skeen will be entitled to all payments and benefits provided for herein with respect to such termination of employment

     E. CHANGE IN CONTROL DURING RETIREMENT. In the event of a Change in Control after the Retirement Date, then (i) Skeen shall continue to be entitled to all retirement payments and benefits provided for under Paragraph 11, (ii) all stock options then held by Skeen which have not previously expired or been exercised shall become immediately 100% vested and exercisable as of the date of the Change in Control, (iii) Skeen shall be released from his obligation to provide consulting services under Paragraph 12.C. and on the date of the Change in Control the Company shall pay Skeen a lump sum payment equal to 90% of Skeen's monthly base salary at the highest rate in effect during the 12 months preceding the Retirement Date, multiplied by a number determined by subtracting from 60 the number of full months between the Retirement Date and the date of the Change in Control, and (iv) the Company (including any successor) shall continue to reimburse Skeen for investment and tax planning services, including tax gross-up, as provided in Paragraph 6.D. hereof, until the fifth anniversary of the Retirement Date.

14. Assignment: This Agreement, as it relates to the employment of Skeen, is a personal contract and the rights and interests of Skeen hereunder may not be sold, transferred, assigned, pledged or hypothecated. However, this Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns including, without limitation, any corporation or other entity into which Company is merged or which acquires all or substantially all of the outstanding common stock or assets of Company. At any time prior to a Change in Control, Company may provide, without the prior written consent of Skeen, that Skeen shall be employed pursuant to this Agreement by any of its affiliates instead of or in addition to Company, and in such case all references herein to the "Company" shall be deemed to include any such entity, provided that (i) such action shall not relieve Company of its obligation to make or cause an affiliate to make or provide for any payment to or on behalf of Skeen pursuant to this Agreement, and (ii) Skeen's duties and responsibilities shall not be significantly diminished as a result thereof. The Board of Directors may assign any or all of its responsibilities hereunder to any committee of the Board, in which case references to the Board of Directors shall be deemed to refer to such committee.

15. Invalid Provisions: The invalidity of any one or more of the paragraphs or provisions of this Agreement shall not affect the reasonable enforceability of the remaining paragraphs or provisions of this Agreement, all of which are inserted herein conditionally upon being valid in law; and in the event one or more of the paragraphs or provisions contained herein shall be invalid, this instrument shall be construed as if such invalid paragraphs or provisions had not been inserted or, alternatively, said paragraphs or provisions shall be reasonably limited to the extent that the applicable court interpreting the provisions of this Agreement considered to be reasonable.

16. Specific Performance: The parties hereby agree that any violation by Skeen of the covenants and agreements contained herein shall cause irreparable damage to Company, and Company may, as a matter of course, enjoin and restrain said violation by Skeen by process issued out of a court of competent jurisdiction, in addition to any other remedies that said court may see fit to award.

17. Binding Effect: All the terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

18. Attorneys' Fees: Company shall pay all legal fees incurred by Skeen in connection with the preparation of this Agreement promptly after submission of a bill therefor. In the event an action is taken by either party to enforce this Agreement or resolve a dispute in connection herewith, the prevailing party shall be entitled to recover the costs incurred with the prosecution and defense of such action, including reasonable attorney's fees.

19. Waiver of Breach or Violation Not Deemed Continuing: The waiver by either party of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

20. Entire Agreement; Law Governing: This Agreement, together with the letter of even date herewith regarding the change in Skeen's duties resulting from revision to the United Express Agreement, supersede in their entirety any and all other agreements (specifically including any earlier versions of this Severance Agreement), either oral or in writing, between the parties hereto with respect to the subject matter hereof, by and between Company and Skeen, and contains all the covenants and agreements among the parties with respect to such subject matter. Notwithstanding the foregoing, to the extent that the Company's Deferred Compensation contributions or any other compensation or benefit provided for hereunder was paid, granted, credited or funded under and pursuant to an earlier version of this Agreement with respect to service prior to the Effective Date, then such compensation or benefit need not be again paid, granted or funded, respectively, pursuant to this Agreement. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia. Skeen hereby acknowledges that he was represented by counsel of his choosing in the drafting and negotiation of this Agreement and that he reviewed this Agreement with and was advised as to each of the terms thereof by such counsel. In interpreting this Agreement, a court shall not treat either party as the draftsman of the Agreement.

21. Paragraph Headings: The Paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

22. Release by Skeen. In the event of a termination of employment by Skeen that results in the payment of Severance Compensation to him pursuant to the terms of this Agreement, in consideration for such Severance Compensation, Skeen hereby agrees to execute a full and complete release to the Company releasing any and all claims that he may have against the Company including any claims relating to his termination of employment.

23. Notices. All notices permitted or required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Paragraph 23, for all purposes when presented personally to such party (which in the case of notice to the Company, shall be presented to the person holding the office or offices identified below) or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:

     If to Skeen, to the most recent address indicated for Skeen's residence in the personnel records of Company, unless
Skeen gives written notice that such notices are to be delivered to another address.

     If to ACA or the Company:

          Atlantic Coast Airlines Holdings, Inc.
          Atlantic Coast Airlines
          45200 Business Court
          Dulles, VA  20166
          Attention:  General Counsel or Corporate Secretary
          Fax No. (703) 650-6294

Such notice shall be deemed to be given and received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or five (5) business days after the date mailed if mailed in the continental United States by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

A copy of any notice given to Skeen shall be sent to:

          Robert E. Madden
          Powell, Goldstein, Frazer & Murphy
          1001 Pennsylvania, Ave., NW
          Sixth Floor
          Washington, DC  20004
          Fax No. (202) 624-7222

     IN WITNESS WHEREOF, the Company has hereunto caused this Agreement to be executed by a duly authorized officer and Skeen has hereunto set his hand as of the day and year first above written.

WITNESS:



_____________________________      /S/Kerry B. Skeen
                                   Kerry B. Skeen

                                   COMPANY:

ATTEST:                            ATLANTIC COAST AIRLINES
                                   HOLDINGS, INC.



/S/ Richard J. Kennedy             BY:/S/ C. Edward Acker
Richard J. Kennedy,                    C. Edward Acker,
Secretary                              Chairman of the
                                       Compensation Committee of
                                       the Board of Directors

ATTEST:                            ATLANTIC COAST AIRLINES



/S/ Richard J. Kennedy             BY:/S/ C. Edward Acker
Richard J. Kennedy,                    C. Edward Acker,
Secretary                              Chairman of the
                                       Compensation Committee of
                                       the Board of Directors